January 18, 1999



Mr. Roland H. Webb
President and Chief Operating Officer
Todd Pacific Shipyards Corporation
1801 16th Avenue Southwest
Seattle, Washington 98134


Dear Mr. Webb:

This letter, when countersigned by you, shall serve as an employment agreement ("Agreement") between you and Todd Pacific Shipyards Corporation ("Todd"), wherein the parties agree as follows.

1. You shall continue to hold the position of President and Chief Operating Officer of Todd and perform the duties associated with that job through the term of your employment pursuant to this letter.

2. Subject to the provisions of Paragraphs 9, 10 and 11, Todd shall employ you for a period of one year ("Term") commencing the 1st day of January, 1999 (the "Effective Date").

3. You will at all times conduct yourself in Todd's best interests and will perform on a full-time basis, competently, diligently and to the best of your abilities, the duties and services commonly associated with your position, and such other duties appropriate to a senior executive position as may be assigned. Todd reserves the right to change such job description responsibilities assigned to you at any time and from time to time during the Term of this Agreement. You shall report directly to the Chief Executive Officer of the parent corporation and your principal place of employment shall be Todd's headquarters in Seattle, Washington, located at 1801 16th Ave. SW, Seattle, Washington 98134, subject to travel incident to your duties on behalf of Todd. Except as otherwise authorized by Todd, you agree to be present in the Greater Seattle Area at all times during the five-day work week.

4. In exchange for your services, Todd shall pay to you during the Term of this Agreement an annual gross salary at the rate of One Hundred Seventy-Three Thousand and 00/100 Dollars ($173,000) per annum in installments in accordance with Todd's usual payroll practices ("Base Salary"). In addition, during the Term of this Agreement, you shall be entitled to participate in such major medical, hospital, life insurance and other benefit programs, to the extent you are eligible under those plans, as Todd from time to time shall keep in effect for its senior executives (the "Benefits"). Todd reserves the right to change any one or more of such Benefits as it determines to be necessary or appropriate. You shall be entitled to reimbursement of the ordinary and necessary expenses incurred in connection with your performance of the services contemplated by this Agreement, subject to such reporting requirements as are in effect at Todd.

5. You are eligible to receive a cash bonus on July 1, 1999 for the fiscal year 1999 ("Bonus"), subject to the attainment of certain corporate fiscal objectives. The Bonus shall be in an amount equal to a percentage of your Base Salary determined by the Board of Directors of Todd, which percentage, if corporate objectives are met, shall not be less than twenty percent (20%) and not more than fifty percent (50%) ("Applicable Percentage"). The Applicable Percentages for the July 1, 1999 Bonus, for which you are eligible, shall be determined in accordance with the schedule set forth below:

If the pre-tax profit of Todd Pacific	   	Then the Applicable
Shipyards Corporation for the fiscal year	Percentage of your
ending March 31, 1999 is between		        Base Salary shall be:

$       0  -  $200,000                           20%
  200,000  -   400,000                           23%
  400,000  -   600,000                           26%
  600,000  -   800,000                           29%
  800,000  - 1,000,000                           32%
 1,000,000 - 1,200,000                           35%
 1,200,000 - 1,400,000                           38%
 1,400,000 - 1,600,000                           41%
 1,600,000 - 1,800,000                           44%
 1,800,000 - 2,000,000                           47%
      above  2,000,000                           50%

The "pre-tax profit" to be used in calculating the applicable Percentage shall include appropriately accrued expenses for cash bonuses and other incentive compensation. For bonus purposes, excluded from Company "pre-tax profits" will be any settlement amounts received by Todd from the Washington State Ferry System ("WSF") pursuant to the Request for Equitable Adjustment ("REA"), as the REA settlement amounts (if any) were not included in the Company's budget; provided however that properly recognized REA revenue (if any) will be included in "pre-tax profit" for the 1999 fiscal year in an amount equal to the following formula: (a) properly recognized REA revenue, multiplied by (b)(i) the 1999 fiscal year Jumbo Mark II project costs divided by: (ii) the total Jumbo Mark II project costs. To qualify for the Bonus, you must be a full-time employee on the last day of the fiscal year.

6.	Subject to the provisions of this Paragraph 6, you are eligible to receive a cash bonus based upon the settlement amounts received by Todd pursuant to the REA.

(a)	Such REA bonus ("REA Bonus") shall be in an amount equal to:

(1)	 the REA proceeds in excess of the sum of:  (a) the aggregate contractual amount (including the total Indefinite Quantity Work pool) contemplated by that certain WSF Mark II Class Ferry Contract #00-4464 by and between WSF and Todd, dated as of January 30, 1995 (the "Base Contract") and
(b) the amounts, if any, accrued towards an REA settlement provided such accrual occurs before a Change in Control; multiplied by

(2)	the quotient of (x) 60,000 divided by (y) the total number of issued and outstanding shares of Todd parent's common stock upon the inception of this Agreement.

(b)	The REA Bonus shall be available to you only if all of the following occur:

(1)	a Change in Control (as defined below) occurs before the receipt by Todd of the REA settlement amount;

(2) 	you are offered and accept employment with the entity that assumes control of Todd in accordance with Paragraph 7;

(3) 	if the fair market value of Todd parent's common stock exceeds the grant price of your Stock Options (as defined below), you exercise all of your Stock Options which meet this condition;

(4) 	you sell all of your Todd parent's common stock before a Change in
Control; and

(5)	upon payment to Todd by WSF of the final amounts owed to Todd under the
REA settlement, you have, in the reasonable opinion of Todd, actively assisted Todd in facilitating the REA settlement.

7.	For purposes of this Agreement, a Change in Control means any one of the following events:

(a)	A sale or other transfer of all or substantially all of the assets of
Todd to an entity which is not an Affiliate of Todd;

(b)	A merger or other consolidation of Todd into another corporation or corporations which is not an Affiliate of Todd.

As used herein, an entity is an "Affiliate" of Todd if it is controlled by, or is under common control with, Todd.

8.	In the event of a Change in Control, and should you not be offered employment of a type which is substantially similar to your employment under this Agreement by the entity assuming control of Todd, you shall continue to be employed by the parent of Todd or, in the event of a sale of the assets of Todd, you shall continue to be employed by Todd, at the Base Salary rate for the duration of the one year period commencing on the Effective Date. Upon the termination of such one year period, the term of your employment shall end and you shall receive severance pay equal to your Base Salary in the amount of One Hundred Seventy-Three Thousand and 00/100 Dollars ($173,000); provided, however, that during such one year period and at any point thereafter, you agree to actively assist Todd in facilitating the resolution of the REA settlement (the extent and manner of such assistance and participation to be determined by the CEO of Todd's parent). For purposes of Paragraphs 8 and 9, "substantially similar" employment shall mean employment for which the compensation, benefits and job duties are similar to the Base Salary, Benefits and job duties contemplated by this Agreement.

9.	In the event of a Change in Control, and should you be offered employment of a type which is substantially similar to your employment under this Agreement, by the entity assuming control of Todd or purchasing substantially all of the assets of Todd, this Agreement shall immediately terminate and you shall be entitled solely to (i) a pro rata share of the Bonus, in full or in part, in accordance with Paragraph 5 if the conditions of that paragraph are met; and (ii) the REA Bonus in accordance with Paragraph 6 of this Agreement if the conditions in that paragraph are met. Provided, however, that for a reasonable period after such termination, you agree to actively assist Todd in facilitating the resolution of the REA settlement (the extent and manner of such assistance and participation is to be determined by the CEO of Todd's parent).

10.	Upon the occurrence of your death or a three month period of disability that prevents you from complying with your obligations under this Agreement or otherwise as an employee of Todd, your employment under this Agreement shall be terminated and you shall be entitled to receive your Base Salary, Benefits, Bonus in accordance with Paragraph 5 if the conditions of that paragraph are met.

11.	In the event you terminate your employment during the Term of this
Agreement without the prior written consent of Todd, or you are terminated for cause, your Base Salary, Benefits and all other rights provided hereunder shall terminate effective immediately and you shall no longer be eligible for the Bonus or REA Bonus. For the purposes of this Paragraph 11, the phrase
"for cause" shall mean (i) your breach of any provision of this Agreement;
(ii) any act of dishonesty, willful misfeasance, repeated failure to perform your duties or the commission of a crime involving moral turpitude; or (iii) the appropriation or attempted appropriation of any material business opportunity of Todd's including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Todd.

12.	You represent and warrant that you are not under any contract which would be breached by your becoming and remaining employed by Todd under the provisions of this Agreement.

13.	During the Term of this Agreement and thereafter, you shall not, directly or indirectly, divulge, communicate or otherwise make available to any person, corporation or government entity (except in performing your duties hereunder), or use for your own or any other person or entities benefit, any trade secret, confidential business information, or any other information of a confidential nature of Todd or a related entity of Todd. While you are in the employ of Todd, all documents or information compiled, held, used or received by you shall remain the sole property of Todd and shall be delivered to Todd upon your termination or at any earlier time so requested by Todd. Todd shall have the right without the necessity of posting a bond or proving special damages to enjoin any breach of this provision by you.

14.	During the Term of this Agreement and for a period of two (2) years thereafter, you agree not to:

(a)	attempt to employ, hire, engage or otherwise associate with any person employed by Todd or any successor to Todd during any part of the twelve (12) months preceding your termination or the expiration of this Agreement;

(b)	induce any employee to leave Todd or any successor to Todd;

(c)	solicit or assist in the solicitation of the employment of any employees on your own behalf or on behalf of any business; or

(d)	be employed, consult, own or otherwise associate with any subcontractor or supplier of Todd or any subcontractor or supplier of any successor to Todd.

As used herein, "successor" means any purchaser or acquirer of assets or stock of Todd incident to a Change in Control. Paragraph 14 shall terminate upon the withdrawal by Todd and any successor to Todd from the shipbuilding and repair business in the State of Washington.

15.	This Agreement and the Grant of Incentive Stock Options dated effective as of June 24, 1994, July 17, 1995 and December 16, 1997 (the "Stock
Options"), contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally but only by an agreement in writing signed by each of the parties to this letter. This Agreement and the rights granted herein, including but not limited to the provisions of Paragraph 13 and 14, may be assigned to any successor to Todd.

16.	This Agreement shall be governed and construed in accordance with the laws of the State of Washington without giving effect to any choice or conflict of law, provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

If you are in agreement with the forgoing, please sign this letter and return the executed copy to the undersigned, whereupon the provisions hereof shall constitute a binding agreement between you and Todd Pacific Shipyards Corporation as of the date first written above.


Very Truly Yours,

TODD PACIFIC SHIPYARDS CORPORATION


By: _____________________________
Stephen G. Welch
Chief Executive Officer


Accepted and Agreed to:


By: ______________________________
Roland H. Webb

Mr. Roland H. Webb
January 18, 1999



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